Exhibit 99.1

BRITANNIA BULK PLC TO TERMINATE ITS REPORTING OBLIGATIONS UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934

(Registered — ISIN US11041CAC55; Common Code 029301867)

(144A — ISIN US11041CAA99; Common Code 027592325)
(Reg S — ISIN USG13893AA37; Common Code 027995462)
(Institutional Accredited Investor — ISIN US11041CAB72; Common Code 027995594)

LONDON, England JULY 24, 2008 — Britannia Bulk Plc today announced that it intends to terminate its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) with respect to its 11% Senior Secured Notes due 2011 (the “Senior Secured Notes”).

Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (“SEC”) permits a foreign private issuer to terminate its reporting obligations under Section 15(d) of the Exchange Act with respect to a class of securities.  On July 25, 2008, Britannia Bulk Plc will file a Form 15F with the SEC to terminate its reporting obligations with respect to the Senior Secured Notes.  The termination will be effective 90 days after the filing, unless the Form 15F is earlier withdrawn by the Company or denied by the SEC.

UNDER NO CIRCUMSTANCES SHALL THIS NOTICE CONSTITUTE AN INVITATION OR OFFER TO SELL OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY THE NOTES.

THIS COMMUNICATION IS ONLY ADDRESSED TO HOLDERS OF THE NOTES AND TO OTHER PERSONS TO WHOM IT MAY LAWFULLY BE ISSUED IN ACCORDANCE WITH THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, ANY SUCH PERSON BEING A “RELEVANT PERSON”.  THIS COMMUNICATION MAY NOT BE ACTED UPON BY ANYONE WHO IS NOT A RELEVANT PERSON.